                                                                  EXHIBIT 10


                                  BROWN & WOOD
                             ONE WORLD TRADE CENTER
                            NEW YORK, NY 10048-0557

                           TELEPHONE: (212) 839-5300
                           FACSIMILE: (212) 839-5599




                                               December 28, 1995


Merrill Lynch California Municipal Bond Fund of
   Merrill Lynch California Municipal Series Trust
P.O. Box 9011
Princeton, New Jersey  08543-9011


Dear Sirs:

        This opinion is furnished in connection with the registration by Merrill Lynch California Municipal Series Trust, a Massachusetts business trust (the "Trust"), of 16,944,460 shares of beneficial interest, par value $0.10 per share (the "Shares"), of the Merrill Lynch California Municipal Bond Fund, a series of the Trust, under the Securities Act of 1933 pursuant to a registration statement on Form N-1A (File No. 2-96581), as amended (the "Registration Statement").

        As counsel for the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Trust, as amended, the By-Laws of the Trust and such other documents as we have deemed relevant to the matters referred to in this opinion.

        Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the

Registration Statement for consideration not less than the par value thereof, will be legally issued, fully paid and nonassessable shares of beneficial interest, except that shareholders of the Trust may under certain circumstances be held personally liable for the Trust's obligations.

        In rendering this opinion, we have relied as to matters of Massachusetts law upon an opinion of Bingham, Dana & Gould rendered to the Trust.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and Statement of Additional Information constituting parts thereof.




                                        Very truly yours,


                                        /s/ BROWN & WOOD